November 4, 2014

Clark Peterson
C/O Telesphere Networks Ltd.
9237 E Via de Ventura, Suite 250
Scottsdale, AZ 85258

Dear Clark:

Vonage Holdings Corp. (“Vonage”), on behalf of its newly acquired subsidiary, Telesphere Networks Ltd. (the “Subsidiary” and, together with Vonage, the “Company”), is extending an offer of employment. This offer letter (the “Offer Letter”) shall set forth the terms of your employment with the Company.

1. Employment

(a)
You will be employed in the position of President of the Subsidiary, reporting to the Chief Executive Officer of Vonage or such other senior executive officer of Vonage as may be determined from time to time by the Board of Directors of Vonage (the “Board”) and the Chief Executive Officer of Vonage. You shall have the duties and responsibilities customarily performed by a President of a business unit of a public company and such other duties (the “Other Duties”) as may be assigned to you, from time to time, by the Chief Executive Officer or other senior executive officer of Vonage to which you report. You shall devote your full-time working time to your duties for the Company, except that you may serve on corporate boards, with the prior consent of the Chief Executive Officer, the Chairman of the Board and the Lead Independent Director of the Board, provided that such activities do not, individually or in the aggregate, result in a conflict of interest with the Company, a breach of the restrictive covenants set forth in your Employment Covenants Agreement (described in Section 8(a) below), or conflict materially with the performance of your duties under this Offer Letter.

(b)
Your employment will commence on the Closing (as defined in the Agreement and Plan of Merger, dated as of November 4, 2014, by and among Vonage, the Subsidiary, and certain other parties thereto) (the “Commencement Date”).

2. Location

Your office location will be the Subsidiary’s offices in Scottsdale, Arizona, with travel to Vonage’s headquarters in New Jersey and to such other locations as required for business reasons.

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3. Compensation

(a)
The Company will pay you an annual base salary (“Base Salary”) of $300,000, less applicable withholding, payable in equal installments in accordance with the Company’s regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears.

(b)
In addition to your Base Salary for calendar year 2014, you will be eligible, to the extent not previously paid, to receive the annual cash bonus award that you were eligible to receive under the Subsidiary’s bonus plan as in effect immediately prior to the Closing based on the achievement of the existing performance-based criteria under the Subsidiary’s bonus plan as in effect immediately prior to the Closing. Such 2014 bonus award shall be paid at the same time that bonuses are paid to other senior officers of the Company and in accordance with the terms of the Subsidiary’s bonus plan as in effect immediately prior to the Closing.

(c)
Commencing in calendar year 2015, you will be eligible for an annual cash bonus with a Target Bonus Opportunity (“TBO”) of 60% of your current Base Salary for the applicable year. The amount of your annual bonus will be based on the achievement of performance objectives determined by the Company, in its sole discretion, after good faith consultation with you. In 2015, attainment will be based on a mix of Subsidiary performance objectives and Company performance objectives, with specific parameters and metrics to be determined in accordance with Vonage’s customary practices. TBO payouts are not guaranteed and are granted in the Company’s sole discretion. When made, TBO payouts are generally paid in late February/early March. You must be employed on the payout date to receive any TBO payout.

4. Equity Awards

(a)
    You will be granted Performance Restricted Stock Units (“PRSUs”) under the Vonage Holdings Corp. Amended and Restated 2006 Incentive Plan (the “Incentive Plan”) covering a number of shares of Vonage’s common stock which have a value at the date of grant based on the closing price per share on such date equal to two million dollars ($2,000,000). The PRSUs will be granted on the first trading day of the calendar month that follows the Commencement Date. The number of PRSUs to be granted shall be based on the closing price of the Company’s common stock on the date of grant.

(b)
The PRSUs shall be issued on the form of PRSU agreement (the “PRSU Agreement”) approved by the Board for such grants made under the Incentive Plan, with the number of shares being subject to adjustment based on subsequent stock splits, reverse stock splits, other adjustments, or recapitalizations, as provided in the Incentive Plan. The

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PRSUs shall be comprised of three tranches as set forth below. Each tranche shall vest only upon satisfaction of both the time-based and performance-based vesting criteria applicable to such tranche. Tranche 1 shall comprise 25% of the PRSUs; Tranche 2 shall comprise 45% of the PRSUs; and Tranche 3 shall comprise 30% of the PRSUs.

(i)
Subject to Section 5(a), 100% of the Tranche 1 PRSUs shall vest if the 2015 target performance metric applicable to such PRSUs (the “2015 Target Performance Metric”) is attained and you are continuously employed through December 31, 2016.

(ii)
100% of the Tranche 2 PRSUs shall vest if the 2016 target performance metric applicable to such PRSUs (the “2016 Target Performance Metric”) is attained and you are continuously employed through December 31, 2016. In addition, if the 2015 Target Performance Metric is not achieved in 2015, the Tranche 1 PRSUs may be earned and will vest in 2016 if the 2016 Target Performance Metric is achieved, so that both the Tranche 1 and the Tranche 2 PRSUs may be earned in 2016.

(iii)
100% of the Tranche 3 PRSUs shall vest if the 2017 target performance metric applicable to such PRSUs (the “2017 Target Performance Metric”) is attained and you are continuously employed through December 31, 2017.

(c)
Except as otherwise provided in Section 5(a), subject to Executive’s continued employment through the relevant vesting date for each tranche, Executive shall also be eligible to receive an equity accelerator of up to 50% of the dollar value of each tranche, payable in cash or Vonage common stock in the Company’s sole discretion, if performance targets are exceeded for that year, with linear vesting between target and maximum. Subject to Section 5(a), such payment shall be made in the year following the year in which such amount vests, as soon as practicable but in no event later than December 31 of such year. Maximum dollar value of the accelerator for each tranche shall be as follows:

•	Tranche 1--$250,000

•	Tranche 2--$450,000

•	Tranche 3--$300,000

(d) The performance criteria applicable to each tranche of the PRSUs shall be based on the achievement of performance objectives related to the performance of the

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Subsidiary, as determined (and modified if necessary) by the Company in its sole discretion after good faith consultation with you.

(e)
The PRSUs will be governed by and subject to the terms of the Incentive Plan and PRSU Agreement and in the event of a conflict between this Section and the Incentive Plan and PRSU Agreement, the terms of the Incentive Plan and PRSU Agreement shall control.

(f)
Beginning in 2015, you shall be eligible to participate in Vonage’s long-term incentive compensation program as may be in effect from time to time and receive annual incentive equity grants thereunder as determined by the Compensation Committee of the Board in its sole discretion.

5. Severance

(a)
If your employment is terminated by the Company without Cause or by you with Good Reason, each as defined below, you will be entitled to: (i) severance pay equal to nine (9) months of your then-current base salary, less applicable withholdings, which will be paid by the Company during its regular payroll cycle over the nine (9) month period following the date of your employment termination; provided that the first payment shall be made on the sixtieth (60th) day after your termination of employment, and such first payment shall include payment of any amounts that otherwise would be due prior thereto. In addition, if your employment is terminated by the Company without Cause or by you with Good Reason on or after December 31, 2015 and prior to December 31, 2016, the Tranche 1 PRSUs and the Tranche 1 equity accelerator shall vest if and to the extent that the 2015 Target Performance Metric has been achieved and, with respect to the Tranche 1 equity accelerator, exceeded as of December 31, 2015 and shall be settled and/or paid, as applicable, on the sixtieth (60th) day following your termination of employment.

(b)
If your employment is terminated due to death or Disability (as defined below), you (or your estate) will be entitled to a pro rata portion of the TBO (if any) for the year in which termination occurs based on actual performance, payable, less applicable withholdings, at the same time TBO payouts are made to other senior officers of the Company.

(c)
Notwithstanding anything to the contrary herein, the payments and benefits set forth in this Section 5 shall be subject to and contingent upon your (or, as applicable, your estate’s) execution and delivery to the Company of a Separation Agreement and G

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eneral Release in a form reasonably acceptable to the Company in its sole discretion (the “Release”), and such Release having become effective and irrevocable in its entirety within sixty (60) days of your termination of employment. For the avoidance of doubt, any severance payments and benefits set forth in this Section 5 shall be forfeited unless an effective Release has been received by the Company and has become irrevocable no later than sixty (60) days following your termination of employment.

(d)	Definitions:

“Cause” means (i) material failure to perform your employment duties (not as consequence of any illness, accident or other Disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company given to you in writing, (iii) diverting or usurping a corporate opportunity of the Company, (iv) fraud, willful malfeasance, gross negligence or recklessness in the performance of employment duties, (v) willful failure to comply with any of the material terms of this Offer Letter, (vi) other serious, willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, (vii) conviction of, or plea of nolo contendre to, a felony or a crime involving moral turpitude, and/or (viii) material violation of any written Company policies or procedures.

“Disability” means (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefit for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

“Good Reason” means: (i) a material decrease in your base salary; (ii) a material diminution of your authorities, duties or responsibilities; (iii) a failure of the Company to pay material compensation due and payable to you in connection with your employment; (iv) willful failure to comply with any of the material terms of this Offer Letter; and/or (v) the relocation of your principal office more than fifty (50) miles away from Scottsdale, Arizona; provided, however, that in no event shall a change in your Other Duties or the person to whom you report constitute Good Reason as long as such person is a senior executive of Vonage; provided, further, that no event or condition described in clauses (i) through (v) shall constitute Good Reason unless (x) you give the Company’s most senior Human Resources employee written notice of your intention to terminate your employment for Good Reason and the grounds for such termination within sixty (60) days after the occurrence of the event giving rise to the “Good Reason” termination and (y) such grounds for termination (if

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susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30) day period, the Company has not taken all reasonable steps within such thirty (30) day period to correct such grounds as promptly as practicable thereafter). If the Company does not correct the grounds for termination during such thirty (30) day cure period (or take all reasonable steps within such thirty (30) day period to correct such grounds as promptly as practicable thereafter), your termination of employment for “Good Reason” shall become effective on the first business day following the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.
6. Benefits

(a)
You shall be entitled to participate in all employee health and welfare plans, programs and arrangements of the Company and the Subsidiary, to the extent you are eligible to participate in such plans, in accordance with their respective terms, as may be amended from time to time and on the basis no less favorable than that made available to other similarly situated senior executives of the Subsidiary.

(b)	You will annually be entitled to twenty seven (27) Flexible Days Off (FDO) to be used in accordance with our Flexible Days Off policy.

7. Miscellaneous

(a)
In connection with your employment you will be required to enter into an Employment Covenants Agreement; provided that such agreement shall cover the Company and shall subject you to non-competition and non-solicitation restrictive covenants during the term of your employment and for a period that will expire on the second (2nd) anniversary of the termination of your employment.

(b)
You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected responsibilities. By accepting this offer, you agree that no trade secret or proprietary information not belonging to you or the Company will be disclosed or used by you at the Company.

(c)
This Offer Letter does not create an implied or express guarantee of continued employment. By accepting this offer, you are acknowledging that you are an employee at-will. This means that either you or the Company may terminate your employment at any time and for any reason or for no reason. This Offer Letter contains the entire agreement and understanding between you and the Company with respect to the terms of your employment and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company, whether written or oral with respect to the terms of your employment, including, without limitation, your employment

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agreement dated as of November 13, 2006, as amended, with the Subsidiary (the “Prior Agreement”); provided, however, that the foregoing shall not affect your eligibility to receive an annual bonus in respect of calendar year 2014 as described in Section 3(b) above and in Section 4(c) of the Prior Agreement. Except for amendments to increase compensation payable to you, the terms of this Offer Letter may not be amended except pursuant to a written agreement between you and the Company.

(d)	Section 409A

(i)
The intent of the parties is that payments and benefits under this Offer Letter comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated there under (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. If you notify the Company that you have received advice of tax counsel of national reputation with expertise in Section 409A that any provision of this Offer Letter (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A (with specificity as to the reason thereof) or the Company independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Offer Letter relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)
If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A

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(whether under this Offer Letter, any other plan, program, payroll practice or any equity grant) and is payable upon your separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6) month-and-one-day period measured from the date of your “separation from service,” and (B) the date of your death (the “Delay Period”) and this Offer Letter and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the regularly scheduled payment dates specified for them herein.

(iv)
For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)
To the extent any reimbursement or in-kind payment provided pursuant to this Offer Letter is deemed nonqualified deferred compensation subject to Section 409A then (i) all such expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(vi)
No amounts payable to you by the Company or any of its subsidiaries or affiliates under this Agreement or any other agreement that constitute nonqualified deferred compensation subject to Section 409A shall be subject to offset by any other amount, except as permitted under Section 409A.

(e)	Withholding: The Company may withhold any tax (or other governmental obligation) that may result from the payments made and benefits provided to you under this Offer

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Letter or require you to make other arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

(f)
Governing Law; Waiver of Jury Trial. All matters affecting this Offer Letter, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Arizona applicable to contracts executed in and to be performed in that State. YOU AND THE COMPANY HEREBY ACKNOWLEDGE AND AGREE THAT YOU AND THE COMPANY ARE HEREBY WAIVING ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER YOU OR THE COMPANY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS OFFER LETTER.

(g)
Remedies. In addition to all other legal and equitable remedies, the prevailing party in any dispute that in any way relates to this Offer Letter or your employment hereunder shall be entitled to recover his or its reasonable attorneys’ fees and expenses incurred in connection with such dispute.

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Notwithstanding anything to the contrary, this Offer Letter shall be null and void ab initio if the Closing does not occur. Please indicate your acceptance of this offer by signing the Offer Letter in the space provided below.

Sincerely,

/s/ David Pearson

David Pearson
Chief Financial Officer and Treasurer

Agreed and Accepted:

Name: ______/s/ Clark Peterson_________
Clark Peterson

Date: _______11/4/2014__________

[SIGNATURE PAGE TO PETERSON OFFER LETTER]